Back to Form S-8
Exhibit 5.1

[Hogan & Hartson LLP Letterhead]

June 26, 2009

Board of Directors
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634

Ladies and Gentlemen:

We are acting as counsel to WellCare Health Plans, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of 2,400,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), all of which Shares may be issued pursuant to the Company’s 2004 Equity Incentive Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the provisions of the Plan, will be validly issued, fully paid, and nonassessable.

Board of Directors
WellCare Health Plans, Inc.
June 26, 2009

This opinion letter has been prepared for your use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.